Exhibit 99.1

Coach Reports Fourth Quarter Earnings Per Share of $0.50, Up 20%; Excluding One-Time Net Gain of $0.12

Initiates FY09 Guidance of at Least $2.25

NEW YORK--(BUSINESS WIRE)--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced a 20% increase in earnings per diluted share for its fourth fiscal quarter ended June 28, 2008. For the full fiscal year, earnings per share increased to $2.06, up 22% versus the prior fiscal year. Including a one-time net gain of $0.12 for the quarter and $0.11 for the year, earnings per share totaled $0.62 and $2.17, respectively.

During the fourth quarter, net sales were $782 million, 20% higher than the $652 million generated in the prior year’s fourth quarter. Excluding the positive currency effects from translating foreign-denominated sales into U.S. dollars, net sales increased 16% in the fourth quarter. Net income rose 8% to $172 million, or $0.50 per diluted share, compared with $159 million, or $0.42 per share, in the prior year.

For the fiscal year 2008, net sales were $3.18 billion, up 22% from the $2.61 billion recorded in fiscal year 2007. Excluding the positive currency effects from translating foreign-denominated sales into U.S. dollars, net sales increased 20% for the fiscal year. Net income rose to $742 million, up 17% from the $637 million earned in the prior year. Diluted earnings per share rose 22% to $2.06, versus $1.69 a year ago. Including the impact of the one-time items noted, net income rose 34% to $214 million in the quarter and 23% to $783 million for the fiscal year.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “We’re pleased with our fiscal fourth quarter and full year results especially in light of the weak retail environment in the U.S. Our performance demonstrated our ability to generate profitable growth in challenging times, as we’ve met the financial goals originally set out at the end of fiscal ‘07. Also during the quarter, in keeping with our commitment to promote corporate philanthropy, we have created The Coach Foundation, with an initial grant of $20 million.”

For the quarter, before one-time items, operating income totaled $281 million, up 14% from the $245 million reported in the comparable year ago period, while operating margin was 35.9% versus 37.6% reported for the prior year. During the quarter, gross profit rose 16% to $593 million from $509 million a year ago. Gross margin was 75.9% versus 78.1% a year ago, impacted as expected, by both the continued promotional environment and channel mix. SG&A expenses as a percentage of net sales improved by 50 basis points to 40%, compared to the 40.5% reported in the year-ago quarter, as the company was able to leverage expenses on the higher sales base.

For the full year, before one-time items, operating income totaled $1.18 billion, up 19% from the $993 million reported in the comparable year ago period, while operating margin was 37.1% versus 38.0% reported for the prior year. During the year, gross profit rose 19% to $2.41 billion from $2.02 billion a year ago. Gross margin was 75.7% versus 77.4% a year ago. SG&A expenses as a percentage of net sales improved by 80 basis points to 38.6%, compared to the 39.4% reported in FY07.

During the quarter, the company recorded several one-time items. These consisted of tax adjustments related primarily to the favorable settlement of a tax return examination which decreased Coach’s provision for taxes by $50.0 million and increased net interest income by $10.7 million. In addition, the company created a charitable foundation, which increased expenses by $20 million. Finally, the resultant higher net income led to a $12.1 million increase in variable expenses. Collectively, these one-time items increased earnings by $41.0 million after tax.

Fourth fiscal quarter and full year sales grew in each of Coach’s primary channels of distribution as follows:

  Direct-to-consumer sales increased 22% to $659 million in the fourth quarter from $541 million last year. North American comparable store sales for the quarter rose 6.7%. In Japan, sales rose 12% on a constant-currency basis, while dollar sales rose 30%, reflecting the stronger yen year-over-year.
For the full year, direct to consumer sales rose 21% to $2.54 billion from $2.10 billion generated in fiscal 2007. Overall, North American comparable store sales for the fiscal year increased 9.8%. For the year, sales in Japan rose 14% on a constant-currency basis, while dollar sales rose 23%, positively impacted by the exchange rate.
  Indirect sales increased 11% to $123 million in the fourth quarter from the $111 million reported for the prior year. For the year, indirect sales rose 25% to $637 million, up from $511 million recorded for fiscal 2007. For both the quarter and fiscal year, international sales at POS rose sharply, driven by both distribution and comparable location gains.

“As noted, we’re pleased with our solid sales performance for the quarter and the growth of our North American businesses, where total revenues increased 18%, including a 22% gain in sales at our stores driven by both distribution growth and productivity gains. A key contributor is the productivity of our new retail stores, as volumes continue to surpass our initial projections both in existing markets, such as the greater Fort Lauderdale area, and in new markets, such as Edmonton, in Alberta, Canada. Outside of North America, we are also pleased with our increased global brand recognition as we continue to experience rapid growth internationally, most notably in East Asia and Greater China. During the last quarter, we announced the acquisition of our retail businesses in Greater China from ImagineX, which will occur in a phased buyout over the next year.”

During the fourth quarter of fiscal 2008, the company opened 12 North American Coach retail stores – including six in new markets for Coach – and closed two others. In addition, one factory store was opened, bringing the total to 297 retail stores and 102 factory stores at June 28, 2008. This was a net increase of 38 Coach retail stores from the 259 in operation a year ago. In Japan, seven new locations were opened in the fourth quarter, bringing the total to 154 at fiscal year end. This was a net increase of 12 locations from the 142 at year-end 2007.

Mr. Frankfort continued, “As usual, our overall sales growth in 2009 will be driven by both distribution – through new and expanded stores - and higher productivity, fueled by product innovation and excellent service. During FY09, we will open about 40 new North American retail stores, at least six U.S. factory outlets, and 10-15 new locations in Japan, along with expanding key locations in both geographies. In addition, we expect to open about 30 international locations, including at least 5 of our own Coach stores in Greater China.”

“During the quarter, the consumer continued to respond to our innovative spring and summer product offerings, most notably our Pleated Ergo collection, led by the Satchel, a particularly popular style. Other successes included the introduction of our evolved Soho Collection.”

“For July, we introduced an expanded collection of Bleecker handbags, including the new tote style, already a best seller. We just installed our August floorset, featuring Hamptons, which is anchored by our popular carryall. The collection has been reinterpreted with a softer, more feminine aesthetic. In September, we're introducing the Zoe handbag group, a softer, rounded version of our immensely popular Carly Bag, and a new chic Legacy collection. At the same time, we’re also looking forward to our second Coach Fragrance, Legacy, which will be available in Coach stores this fall.”

“More generally, we're enthusiastic about the evolved lifestyle platforms we’ll be launching this year, which present a fresh face for Coach. You will see a significant shift, notably in handbag attitude to be more feminine, featuring lighter weight leathers in new finishes and refined hardware in many collections. In addition, we'll offer a robust assortment of small accessories at attractive prices. We're particularly excited about the launch of Madison this October - a key focus for the holiday season. This collection includes a broad array of new lightweight handbag silhouettes including satchels, wallets and accessories.”

“Making its debut with the Madison Collection is Coach Op Art, a new, visually compelling logo treatment inspired by the mid-20th century Op Art movement. This abstract geometric pattern is an example of the continued evolution of Coach, energizing the look, feel and attitude of every style in the collection. Moreover, it provides us with an entirely new logo platform for use in future groups and collections. Also this holiday, we will significantly intensify the amount of new product introduced in November and December, to match the repeated visits of our customers throughout the season."

“As we’ve discussed previously, fiscal year 2009 will be an investment year for Coach as we strengthen the foundation for future long-term growth. Most importantly, we are implementing a strategy to aggressively grow our sales and market share in Greater China, including a plan to open about 50 new locations during the next five years. Clearly, taking control of brand building and distribution at this critical juncture will lay the foundation for a substantial contribution from these businesses in the future.”

“In addition, this spring we announced a new business initiative, known as “Collection”, to drive brand creativity and reinforce our goal to be known as a “great American design house.” It will encompass all Women’s categories with a focus on Handbags, Women’s Accessories, Footwear and Jewelry. This new venture will serve as an incubator for fast track, leading edge, exclusive product that will create a halo effect by providing additional design inspiration to our broader offering.”

“While our new fiscal year has just begun, we believe that the consumer malaise in the U.S. will remain well into calendar 2009, significantly impacting our business. Accordingly, we will plan cautiously until we see concrete evidence of a change in consumer behavior. At the same time, we expect to generate profitable growth, although at a lower rate while we are more promotional and price select new products more sharply to deliver more compelling value. Irrespective of the backdrop, we are confident that our proven growth strategies, built upon our leadership position and diversified business model, will continue to deliver excellent returns in the seasons ahead and over our planning horizon,” Mr. Frankfort continued.

Coach initiated guidance for fiscal 2009 and estimates sales of about $3.61 billion for the year, an increase of at least 13%. Earnings per share are forecasted to rise to at least $2.25, up about 10% from last year, excluding the one-time items recorded in the fourth quarter of FY08. Earnings guidance includes about 5-6 cents of dilution from the acquisition of Coach’s retail businesses in Greater China, announced in May, due to higher SG&A expenses as well as projected brand building activities in the region, along with increased expenses associated with merchandising initiatives, led by Collection.

In addition, the company introduced its first fiscal quarter outlook, with sales targeted to be at about $765 million, an increase of about 13%, and earnings per share projected to be about $0.44, about 8% ahead of last year.

The company also announced that during the fourth fiscal quarter, it repurchased and retired 4,831,698 shares of its common stock at an average cost of $35.18, spending a total of $170 million. For the fiscal year ended concurrently, the company repurchased and retired 39,688,123 shares of its common stock at an average cost of $33.68, spending a total of $1.34 billion. At the end of the period, $163 million was available under the company’s current repurchase authorization, which was put into place in early November, 2007.

Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, July 29, 2008. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, jewelry, fragrance and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on The New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Years Ended June 28, 2008 and June 30, 2007
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED				YEAR ENDED
	June 28, 2008			June 30, 2007	June 28, 2008			June 30, 2007
	As Reported	One-Time Items	Excluding Items	As Reported	As Reported	One-Time Items	Excluding Items	As Reported

Net sales	$781,500	$-	$781,500	$652,129	$3,180,757	$-	$3,180,757	$2,612,456

Cost of sales	188,208	-	188,208	142,853	773,654	-	773,654	589,470

Gross profit	593,292	-	593,292	509,276	2,407,103	-	2,407,103	2,022,986

Selling, general and administrative expenses	344,676	32,100	312,576	263,875	1,259,974	32,100	1,227,874	1,029,589

Operating income	248,616	(32,100)	280,716	245,401	1,147,129	(32,100)	1,179,229	993,397

Interest income, net	12,709	10,650	2,059	13,808	47,820	10,650	37,170	41,273

Income before provision for income taxes and discontinued operations	261,325	(21,450)	282,775	259,209	1,194,949	(21,450)	1,216,399	1,034,670

Provision for income taxes	47,801	(62,487)	110,288	99,806	411,910	(62,487)	474,397	398,141

Income from continuing operations	213,524	41,037	172,487	159,403	783,039	41,037	742,002	636,529

Income from discontinued operations, net of income taxes	-	-	-	1,209	16	-	16	27,136

Net income	$213,524	$41,037	$172,487	$160,612	$783,055	$41,037	$742,018	$663,665

Net income per share

Basic

Continuing operations	$0.63	$0.12	$0.51	$0.43	$2.20	$0.12	$2.09	$1.72

Discontinued operations	-	-	-	0.00	0.00	-	0.00	0.07

Net income	$0.63	$0.12	$0.51	$0.43	$2.20	$0.12	$2.09	$1.80

Diluted

Continuing operations	$0.62	$0.12	$0.50	$0.42	$2.17	$0.11	$2.06	$1.69

Discontinued operations	-	-	-	0.00	0.00	-	0.00	0.07

Net income	$0.62	$0.12	$0.50	$0.42	$2.17	$0.11	$2.06	$1.76

Shares used in computing net income per share

Basic	340,157	340,157	340,157	371,565	355,731	355,731	355,731	369,661

Diluted	343,589	343,589	343,589	380,462	360,332	360,332	360,332	377,356

COACH, INC.
SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF INCOME
ONE-TIME ITEMS
For the Quarter Ended June 28, 2008
(in thousands, except per share data)
(unaudited)

		Non-Recurring
	Charitable	Variable	Tax	Total One-Time
	Foundation	Expense	Adjustment	Items

Net sales	$-	$-	$-	$-

Cost of sales	-	-	-	-

Gross profit	-	-	-	-

Selling, general and administrative expenses	20,000	12,100	-	32,100

Operating income	(20,000)	(12,100)	-	(32,100)

Interest income, net	-	-	10,650	10,650

Income before provision for income taxes and discontinued operations	(20,000)	(12,100)	10,650	(21,450)

Provision for income taxes	(7,800)	(4,719)	(49,968)	(62,487)

Income from continuing operations	(12,200)	(7,381)	60,618	41,037

Income from discontinued operations, net of income taxes	-	-	-

Net income	$(12,200)	$(7,381)	$60,618	$41,037

Net income per share

Basic

Continuing operations	$(0.04)	$(0.02)	$0.18	$0.12

Discontinued operations	-	-	-

Net income	$(0.04)	$(0.02)	$0.18	$0.12

Diluted

Continuing operations	$(0.04)	$(0.02)	$0.18	$0.12

Discontinued operations	-	-	-

Net income	$(0.04)	$(0.02)	$0.18	$0.12

Shares used in computing net income per share

Basic	340,157	340,157	340,157	340,157

Diluted	343,589	343,589	343,589	343,589

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At June 28, 2008 and June 30, 2007
(in thousands)
(unaudited)

	June 28,	June 30,
	2008	2007
ASSETS

Cash, cash equivalents and short term investments	$698,905	$1,185,816
Receivables	106,738	107,814
Inventories	345,493	291,192
Other current assets	234,573	155,374

Total current assets	1,385,709	1,740,196

Long term investments	8,000	-
Property and equipment, net	464,226	368,461
Other noncurrent assets	415,909	340,855

Total assets	$2,273,844	$2,449,512

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$134,726	$109,309
Accrued liabilities	315,930	298,452
Current portion of long-term debt	285	235

Total current liabilities	450,941	407,996

Long-term debt	2,580	2,865
Other liabilities	304,503	128,297

Stockholders' equity	1,515,820	1,910,354

Total liabilities and stockholders' equity	$2,273,844	$2,449,512

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations and Corporate Communications